COEUR’S CERRO BAYO MINE BEGINS UPGRADES
OF ELECTRICAL SYSTEMS

COEUR D’ALENE, Idaho – April 8, 2008 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) announced today that as part of the ongoing operational improvement program at the Company’s Cerro Bayo mine in southern Chile, the mine will be upgrading its electrical infrastructure, which will result in a temporary suspension of mining operations for approximately 6 weeks.

Earlier this year, the Company implemented a recovery plan at Cerro Bayo to address the higher costs and lower production rates experienced at the mine in 2007.  Key components of this plan include increased underground mine development to provide more operational flexibility, reducing the size of the workforce, improving the training of the workforce using new, more efficient mining methods, an organizational restructuring, and a cost improvement program.   The temporary suspension of mining operations is to allow the improvements of the contractor installed electrical distribution systems for both the surface and underground facilities to be undertaken to further improve operational reliability and performance. These investments will also significantly improve worker safety at the mine, which remains the Company’s top priority at all of its operations and projects.

The initiatives begun late last year have begun to be reflected in the mine’s operational and financial results.

•	No lost time accidents year-to-date
•	$5.14 cash costs per ounce of silver this year through the end of February - a 34% decline compared to the 4th quarter 2007
•	A 50% increase in the average silver grade and a 20% increase in the average gold grade this year through February compared to full year 2007.

Previously, the Company had projected that production at Cerro Bayo during 2008 would be approximately 2.5 million ounces of silver and 40,000 ounces of gold – 47% and 8% increases over 2007 levels, respectively.  The Company now anticipates these production targets to be reduced by approximately 180,000 ounces of silver and approximately 4,000 ounces of gold due to this temporary suspension of mining activities to upgrade the electrical systems.

Production and costs at Cerro Bayo are expected to show significant improvement over 2007, particularly during the third and fourth quarters of this year.  Cash costs for 2008 are still expected to be approximately $3.14 per ounce of silver – 62% lower than 2007 cash costs.

As of December 31, 2007, Cerro Bayo contained an estimated 7.2 million ounces of proven and probable silver mineral reserves and 112,000 ounces of proven and probable gold reserves.  Silver mineral reserves increased 18% from December 31, 2006 levels.  In addition to these reserves, Cerro Bayo contains an estimated 10.2 million additional ounces of measured and indicated silver mineral resources and 180,000 ounces of measured and indicated gold mineral resources and 16.3 million ounces of inferred silver mineral resources and 217,000 ounces of inferred gold mineral resources.

Active exploration activities will continue at the mine during the upgrade work, with continued focus on the five new vein systems discovered in the second half of 2007 near the Cerro Bayo mill facility to expand the known mineralization and define new mineral reserves.

Cerro Bayo’s Vice President and General Manager, Don Gray, has been implementing the improvement program at the mine.

About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer, with anticipated 2008 production of approximately 16 million ounces of silver, a 40% increase over 2007 levels. Coeur, which has no silver or gold production hedged, is now set to commence production at the world’s largest pure silver mine — San Bartolomé in Bolivia – and is currently another world-leading silver mine – Palmarejo in Mexico. The Company also operates two underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project in Alaska and conducts exploration activities in Argentina, Bolivia, Chile, Mexico and Tanzania. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.

Investor Contact
Karli Anderson
Director of Investor Relations
208-665-0345

Media Inquiries
Tony Ebersole
Director of Corporate Communications
208-665-0777

Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

This press release might use the terms “Mineralized Material” or “Measured”, “Indicated” and “Inferred” Mineral Resources”. U.S. investors are advised that while such terms are recognized and required by Canadian and Australian regulations, the Securities and Exchange Commission does not recognize them. “Inferred Resources” have a great amount of uncertainty as to their geologic continuity and economic feasibility. Under Canadian rules, estimates of Inferred Resources may not form the basis of a feasibility study. U.S. investors are cautioned not to assume that all or any part of Mineralized Material or Measured, Indicated or Inferred Mineral Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically mineable.

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